EXHIBIT 10.27

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 8th day of April, 2005 by and between Avatech Solutions Subsidiary, Inc., a Delaware corporation (“Buyer”); Comtrex Corp. (“SELLER”), a North Carolina corporation (“Seller”), and Richard L. Aquino and Stanton L. Hilburn (each a “Stockholder” and collectively the “Stockholders”).

EXPLANATORY STATEMENT

Buyer and Seller are each engaged in the business of reselling design automation and other software and providing services to purchasers thereof. Seller desires to sell and Buyer desires to purchase substantially all of the assets used in the business of Seller, and assume certain defined liabilities and obligations of Seller, on the terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the covenants and agreements of the parties as hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Definitions; Rules of Construction.

1.1. For purposes of this Agreement, the terms set forth below shall have the following meanings:

Affiliate – With respect to any person or entity, any other person or entity controlling, controlled by or under common control with such person or entity.

Assumed Obligations – As defined in Section 2.2.

Base Balance Sheet - The trial balance of Seller as of March 31, 2005 attached hereto as Exhibit A.

Buyer - As defined in the introductory paragraph of this Agreement.

Bill of Sale - The Bill of Sale substantially in the form attached hereto as Exhibit B, together with such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer and Seller, as shall be effective to vest in Buyer good title to the Seller’s Assets.

Closing - The closing of the transactions contemplated by this Agreement.

Closing Date - April 1, 2005, unless otherwise mutually agreed upon among the parties.

Code - The Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

Delaware Corporation Law - The General Corporation Law of the State of Delaware.

Due Diligence End Date - The Closing Date.

Employment Agreement - The Employment Agreement between Buyer and Stan Hilburn attached hereto as Exhibit C, as amended from time to time.

ERISA - The Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

Existing Stockholder Debt – Those obligations of the Seller evidenced by promissory notes of Seller payable to Richard Aquino and Stan Hilburn in the respective original principal amounts of $36,858.65 and $109,891.99, respectively.

Facility Leases – The leases for Seller’s office space located at One Copley Parkway, Suite 104, Morrisville, North Carolina 27560, 416 Gallimore Dairy Road, Suite E, Greensboro, North Carolina 27409, and 8720 Red Oak Boulevard, Suite 400, Charlotte, North Carolina 28127.

GAAP - United States generally accepted accounting principles.

Purchase Price – As defined in Section 2.2.

Seller Assets - Except as specifically provided in this definition, all of the assets of Seller (whether real or personal property), including those listed on Schedule 1.1(a) unless excluded from Seller’s Assets on Schedule 1.1(a) and whether or not expressly listed, are included in Seller’s Assets. By way of example only and without limiting the generality of the foregoing, Seller’s Assets shall include: Seller’s customer information since inception of its business and related current and historical business records created or maintained by Seller relating to active and inactive customers and business for the preceding five years and any prospective customers (including, in all instances, pricing information charged by Seller; all of Seller’s security deposits; all equipment, vehicles, parts, tools, computers and computer equipment, and other assets; all associated computerized information relating to such business and customers (including computer disks and tapes); all information relating to current, historical, and planned marketing and sales of services; all rights to the use of the name “Comtrex Corp.”, and all service marks utilized in connection therewith; all local, 800 and international telephone and telefax numbers utilized by Seller in connection with its businesses; all goodwill; all prepaid rents, utility bills, license fees and other pre-paid expenses; the right to use the premises covered by the Facility Leases; all furniture, fixtures and equipment used in or held for use in the space covered by the Facility Leases or in connection therewith (subject to dispositions or replacements prior to Closing in the ordinary course of business); all rights of Seller from and after the Closing Date under vendor, customer and sales representative contracts of Seller in connection with its business; all transferable governmental and vendor licenses or authorizations with respect to the conduct of the Seller Business; all other transferable licenses pursuant to which any assets used in the Seller Business are used; and all other tangible and intangible assets of Seller; all of Seller’s cash on hand, cash in depositories, and accounts receivable.

Seller Business - The business heretofore operated by Seller.

Stockholders - As defined in the introductory paragraph of this Agreement.

1.2. The Explanatory Statement is hereby incorporated into this Agreement and made a part hereof.

1.3. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

1.4. References in this Agreement to the “knowledge” of Seller shall mean the knowledge of the Stockholders following due inquiry.

1.5. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the part include the whole, and to the male gender shall also pertain to the female and neuter genders and vice versa. The term “including” is not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or”. The words “hereof,” “herein,” “hereby,”, “hereto”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule, Exhibit and clause references are to this Agreement unless otherwise specified.

2. Purchase of Seller Assets; Assumption of Liabilities.

2.1. On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and assign to Buyer, and Buyer hereby agrees to purchase from Seller, on the Closing Date, all of the right, title and interest of Seller in and to the Seller Assets.

2.2. Buyer agrees to assume the obligations of Seller listed on Schedule 2.2 (the “Assumed Obligations” and the aggregate value of which, the “Purchase Price”). Other than the Assumed Obligations and the Existing Stockholder Debt, Buyer shall not (and shall not be deemed to) assume or become obligated for, and the Acquired Assets shall not be subject to, any claim, demand, obligation, or liability of Seller of any kind or nature whatsoever, known or unknown, fixed or contingent.

2.3. The Stockholders agree to accept Promissory Notes (the “Stockholder Notes”) in the form attached hereto as Exhibit E, in full payment of the Existing Stockholder Debt.

2.4. Transfer, etc. Taxes. Seller shall bear the cost of and shall pay any documentary, stamp, sales, excise, transfer, or similar taxes or recording fees payable as a result of the transfer of the Seller Assets, the assumption by Buyer of the Assumed Obligations, or other transaction contemplated by this Agreement.

2.5. Purchase Price Allocation. On or before the Closing Date, the parties shall allocate the Purchase Price among the Seller Assets in a manner reasonably determined by the parties and consistent with section 1060 of the Code (the “Purchase Price Allocation”). Seller and Buyer shall report the transfer of the Seller Assets in a manner consistent with the Purchase Price Allocation set forth in Schedule 3 hereof for all federal state, and local tax purposes and shall file any amendments that may be required as a result of a subsequent increase or decrease in the Purchase Price.

3. Consideration.

The Purchase Price shall be the assumption, by Buyer, of the Assumed Obligations.

4. Closing.

4.1. The Closing shall take place on the Closing Date at such time and place as shall be agreed upon by the parties hereto. Time is of the essence of this Agreement.

4.2. At the Closing (i) Seller will assign and transfer to Buyer all of Seller’s right, title and interest in and to the Seller Assets (free and clear of all Liens), by delivery of the Bill of Sale duly executed by Seller, (ii) and Buyer will assume from Seller the due payment, performance and discharge of the Assumed Obligations by delivery of the Instrument of Assumption substantially in the form attached hereto as Exhibit D, duly executed by Buyer, and the parties shall deliver the certificates and other contracts, documents and instruments required to be delivered by them, respectively, as set forth in Sections 9 and 10.

5. Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

5.1. Existence and Good Standing. Buyer: (i) is a corporation duly organized, validly existing, and in good standing under the laws of Delaware; (ii) has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is, or has filed for qualification to be, duly licensed, qualified and authorized to do business as a foreign corporation in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a material adverse effect on the business or properties (owned, leased, or operated) of such entity, and is not aware of any reason for which any such filing for qualification will not be effective without cost above customary filing fees and expenses.

5.2. Power and Authority; Authorization. Buyer has full power and authority to enter into, execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized and approved by the Board of Directors of Buyer subject to all contingencies set forth herein. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of Buyer and are the legal, valid, and binding obligations of Buyer in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

5.3. No Violations. The execution, delivery, and performance of this Agreement by Buyer (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval, or filing under (except as set forth in Section 6.4), any law, ordinance or regulation binding on any such entity, and (ii) will not

(a) except as set forth on Schedule 5.3(a), and except for any breach or violation that is not material or for which Buyer has received a waiver or consent, conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

(b) result in the creation of any claim, lien, charge, or encumbrance upon, Buyer’s properties, assets, or businesses, pursuant to its certificate of incorporation or by-laws, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which such entity or any of its subsidiaries is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which such entity or any of its assets or properties is bound (exception for violations that are not material or for which you already have consent). Neither Buyer, nor any of its subsidiaries, assets or properties is subject to or bound or affected by any article of incorporation or by-law provision, debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent such entity from entering into, or performing its obligations under, this Agreement, except for such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to such entity and, with or without being cured, will not prevent such entity from continuing its business in the ordinary course.

5.4. Approvals Required. Except as set forth on Schedule 5.4, no approval, authorization, consent, clearance, order or other action of, or filing with, any person, firm or corporation, or any court, administrative agency or other governmental authority, or any governmental or non-governmental trade group, is required by Buyer in connection with the execution and delivery by Buyer of this Agreement or the performance by Buyer of the transactions described herein.

5.5. Accuracy of Representations. All representations and warranties with respect to Buyer are true and correct as of the date hereof and will be true and correct as of the Closing, and such representations and warranties do not contain any untrue statement of a material fact with respect to Buyer or omit to state any material fact with respect to Buyer necessary to make the statements contained herein not misleading.

6. Representations and Warranties of Seller and the Stockholders.

Seller and the Stockholders, jointly and severally, represent and warrant to Buyer and Parent as follows:

6.1. Existence and Good Standing. Seller: (i) is a corporation duly organized, validly existing, and in good standing under the laws of North Carolina; (ii) has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is duly licensed, qualified and authorized to do business as a foreign corporation in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a material adverse effect on the business or properties (owned, leased, or operated) of Seller.

6.2. Capitalization. All of Seller’s issued and outstanding shares of capital stock are held of record and beneficially by the Stockholders. All such outstanding shares are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.

6.3. Title to Seller’s Shares; Options. The Stockholders have good and marketable title to their shares of Seller’s common stock free and clear of any lien, claim or encumbrance. There are no outstanding or authorized options, warrants, calls, subscriptions, rights, convertible securities, commitments, agreements, or understandings of any character obligating Seller to issue any shares of capital stock of any class or securities convertible into, or evidencing the right to purchase, any shares of capital stock of any class.

6.4. Subsidiaries. Seller has no subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture or other business association.

6.5. Confidential Information. Without limiting the generality of other representations and warranties contained herein, Seller has maintained its own records with respect to its customers containing the name, address, contact information, customer requirements, and other pertinent with respect to each of Seller’s customers. Such records are the sole property of Seller, and neither Seller nor the Stockholders is prohibited from disclosing and transferring to Buyer any such information pursuant to the terms of any agreement. Seller has kept its customer information confidential and has not published or posted it on any public medium, nor has it sold customer information to any third party.

6.6. Seller and Stockholder Power and Authority; Authorization. Seller and each Stockholder has full power and authority to enter into, execute and deliver this Agreement, and to perform each of its and his obligations hereunder. The execution, delivery, and performance of this Agreement by Seller have been duly authorized and approved by the Board of Directors of Seller. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of Seller and the Stockholders, and are the legal, valid, and binding obligations of Seller and the Stockholders in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

6.7. No Seller Violations. The execution, delivery, and performance of this Agreement by Seller and the Stockholders (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require the payment of any money or require any registration, qualification, consent, approval, or filing under (except as set forth in Section 6.8), any law, ordinance or regulation binding on Seller or the Stockholders, and (ii) will not

(a) conflict with, require any consent, approval, or payment of money under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

(b) result in the creation of any claim, lien, charge, or encumbrance upon, any shares of Seller’s stock or any of its properties, assets, or businesses, pursuant to any certificate or articles of incorporation or by-laws, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which Seller or the Stockholders is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which Seller or the Stockholders or any of their respective assets or properties is bound. Neither Seller nor the Stockholders nor any of their respective assets or properties is subject to or bound or affected by any article of incorporation or by-law provision, debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent Seller or the Stockholders from entering into, or performing its obligations under, this Agreement, except for such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to Seller or the Stockholders (as the case may be) and, with or without being cured, will not prevent Seller or the Stockholders (as the case may be) from continuing its business in the ordinary course. Without limiting the generality of the foregoing, Seller and the Stockholders represent and warrant to Buyer that neither Seller nor the Stockholders is bound by any non-competition, confidentiality, trade secret, non-disclosure, franchise, service, or other agreement or obligation which would prohibit or restrict Seller or the Stockholders from entering into this Agreement or performing any of their respective obligations under this Agreement or any instrument executed in connection therewith.

6.8. Approvals Required. Except as set forth on Schedule 6.8, no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation, any court, administrative agency or other governmental regulatory authority, or any governmental or non-governmental trade group, is required by Seller or the Stockholders in connection with the execution and delivery by Seller or the Stockholders of this Agreement or any instrument executed in connection therewith, or the performance by Seller or the Stockholders of the transactions described herein and for the operation of the Seller Business by Buyer following the Closing.

6.9. Title to Property and Related Matters. On the date hereof, Seller has, and on the Closing Date will have, good and marketable title to all of the Seller Assets, free and clear of any liens or encumbrances, and all of Seller’s assets and properties are reflected on the Base Balance Sheet (subject to dispositions or replacements prior to Closing in the ordinary course of business). The Seller Assets, together with the items excluded from the definition of “Seller Assets” as set forth in Section 1.1, constitute all of the assets and properties used in the Seller Business of any kind or character as heretofore conducted. Except as set forth on Schedule 6.9 and except for matters that may arise in the ordinary course of business, Seller’s material assets are in good operating condition and repair, reasonable wear and tear and normal obsolescence excepted. Schedule 1.1(b) contains a materially accurate description of information which Seller is prohibited or restricted from disclosing or transferring to Buyer pursuant to the terms of any confidentiality or similar agreement. To the best of the knowledge of Seller, there does not exist any condition or agreement that materially interferes with the use of the Seller Assets in the conduct of the Seller Business in the ordinary course. Seller has no interest in real property other than as lessee pursuant to the Facility Leases.

6.10. Licenses; Trademarks; Trade Names. Schedule 6.10 contains a true and complete list and brief description of all licenses, registered trademarks, registered trade names, registered service marks, copyrights, patents or applications for any of the foregoing required or used in the Seller Business, if any, other than licenses to use “off-the-shelf” commercial software that constitute part of the Seller Assets (none of which licenses are material). Except as listed on such Schedule, and licenses to use “off-the-shelf” commercial software, no license, trademark, trade name, service mark, copyright, is required or used in the Seller Business.

6.11. Financial Statements. The trial balance of Seller for the period ending March 31, 2005 attached as Schedule 6.11 are accurate and complete in all material respects and fairly present Seller’s financial position as at the dates set forth therein and the results of its operations for the periods reflected therein. All such unaudited financial statements have been prepared on a basis consistent with that of prior periods and past practices. Without limiting the generality of the foregoing, such financial statements do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial statements not misleading. Seller has always used the fiscal year ending October 31 as its fiscal year.

6.12. Undisclosed Liabilities. Except as disclosed in the financial statements referred to in Section 6.11, as of the dates referred to in such financial statements Seller has no material liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed on a balance sheet prepared in conformity with GAAP, and since the date of the last such financial statement, Seller has incurred no material liability or obligation other than in the ordinary course of business and, whenever incurred, in amounts consistent with historic business operations.

6.13. Facility Leases. The Facility Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect. No event exists which (whether with or without notice, lapse of time or both) would constitute a default thereunder on the part of Seller which would terminate or cause a material liability under the Facility Leases; and, to the knowledge of Seller, there exists no occurrence of any event which (whether with or without notice, lapse of time or both) would constitute a default thereunder by any other party. Seller has delivered a true and correct copy of the Facility Leases to Buyer prior to the date hereof.

6.14. Customer Accounts. All design automation software and services business of the Stockholders has been and continues to be conducted through Seller. All of Seller’s customer accounts as of the Closing Date are actual active accounts of Seller prior to the Closing Date. Seller has no knowledge that any such customer account will not be a customer of Buyer following the Closing with the volume of business substantially the same as the volume of business conducted with Seller prior to the Closing. No active contracts with Seller’s customers, including accounts receivables in respect of such customers, require any consent for assignment thereof that has not been obtained.

6.15. Material Adverse Change. Except as set forth in Schedule 6.15 or as otherwise reflected herein, since March 31, 2005 through the Closing Date, the business of Seller has been operated in the ordinary course and there has not been any expense, commitment for expense, liability, sale, acquisition, or any other event out of the ordinary course of business that may reasonably be expected to have a material adverse effect on Seller or its business or financial condition, except for the general effects of present economic conditions and conditions affecting the Seller’s industry in general.

6.16. Tax Matters. Seller and the Stockholders have filed all foreign, federal, state and local tax or related returns and reports due or required to be filed with respect to Seller’s business and earnings, which reports accurately reflect in all material respects the amount of taxes due. Seller and the Stockholders have paid all taxes or assessments that have become due with respect to Seller’s business and earnings, other than taxes or charges being contested in good faith or not yet finally determined. Complete and correct copies of the income tax returns of Seller, together with attached schedules, for the three taxable years ended 2000 through 2003, as filed with all federal and state taxing authorities, signed by an officer of Seller, were supplied to Buyer prior to the date hereof. All information reported on such returns is true, accurate, and complete. Seller has not adopted a plan of complete liquidation under the Code or filed a consent pursuant to Section 341(f) of the Code. There are no tax liens or governmental claims with respect to any properties owned by Seller. Seller has provided to Buyer all documents relating to audits or investigations, if any.

6.17. Compliance; Governmental Authorizations. To the knowledge of Seller: (i) Seller has heretofore complied with all U.S. and foreign federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state aviation, shipping, and trucking laws that, if not complied with, would materially and adversely affect its business; (ii) Seller has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of its business; and (iii) such licenses and permits are in full force and effect. There have been no violations of any such licenses or permits, except for immaterial violations that can be cured at an immaterial cost or expense to Buyer and which, if not cured, will not adversely affect the Seller Business. No proceedings are pending or, to Seller’s knowledge, threatened to revoke or limit the use of such licenses or permits.

6.18. Litigation. Except as set forth in Schedule 6.18 and except for claims of vendors, the accounts of which are included in the payables included in the latest dated financial statements referred to in Section 6.11 or incurred since such date in the ordinary course of business and the claims of which are not disputed, there are no actions, suits, claims, disputes, investigations or legal, administrative or arbitration proceedings pending against Seller or any of its assets or business, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does Seller have any knowledge of a threat of, or any basis for, any such action, suit, claim, investigation or proceeding.

6.19. Insurance. Attached hereto as Schedule 6.19 is a list of all insurance policies of Seller, setting forth the name of the insurer, a description of the policy, the amount of coverage, the amount of the premium and the expiration date of the policy. Each insurance policy relating to the insurance referred to in this Section is valid and enforceable. Schedule 6.19 also contains a list and brief description of all claims filed within the two years preceding the date hereof or threatened to be filed by the insureds or, if known to Seller, third-parties under any insurance policies and a description of the workers’ compensation experience rating of Seller.

6.20. Bankruptcy. Seller has no knowledge or expectation that any petition for relief will be filed by Seller or any case commenced against it under the Bankruptcy Code or any similar federal or state statute, neither Seller nor the Stockholders has applied for or consented to the appointment of, or taking of possession by, a receiver, custodian, trustee or liquidator of itself or any of their respective properties or made a general assignment for the benefit of creditors. Neither Seller nor either of the Stockholders is insolvent or will become insolvent as a result of the transactions contemplated by this Agreement.

6.21. Employees. Neither Seller nor any of its employees is subject to any collective bargaining agreement, no petition for certification or union election is pending with respect to the employees of Seller, and no union or collective bargaining representative has sought, to the knowledge of Seller, such certification or recognition with respect to the employees of Seller at any time during the past three years. Except as set forth on Schedule 6.21, Seller has not entered into any written or oral employment agreement or become obligated under any other document, policy or practice which gives to any person a right to employment or compensation. All of Seller’s employees can be terminated at will. Seller is neither in breach of, nor has taken any action which would constitute a breach of, any oral or written agreements or understandings respecting employment. All obligations of Seller, whether arising by operation of law, by contract, by past custom or practice or otherwise, for salaries, vacation, holiday pay, bonuses and other forms of compensation which were payable to its officers, directors or employees as of the date hereof and as of the Closing Date (including all required taxes, insurance and withholding thereon) have been paid as of the date hereof and will be paid as of the Closing Date.

6.22. (a) Labor and Employment Matters. Except as set forth in the Schedule 6.22: (i) the Seller is not a party to any collective bargaining or similar agreement with any labor union or organization; (ii) there is no unfair labor practice charge or complaint, and to the Seller’s knowledge no union organizing effort, pending or threatened against the Seller; (iii)

to the Seller’s knowledge, there are no labor controversies, including strikes, disputes, slowdowns, or work stoppages pending or threatened, against the Seller; and (iv) there are no other employment-related claims, including wrongful termination, discrimination, and sexual harassment claims, pending, or to the Seller’s knowledge threatened, against the Seller.

(b) Employee Benefit Plans. Except as set forth in the Schedule 6.22, the Seller is not a party to or obligated to contribute to: (i) any Employee Welfare Benefit Plan; (ii) any Employee Pension Benefit Plan; or (iii) any Other Employee Plan or Arrangement in respect of any present or former employees of the Seller. Copies of all of the foregoing (each a “Plan or Arrangement”) have been supplied to Buyer.

With respect to any Employee Benefit Plan that covers any past or present employees of the Seller: (1) neither such Employee Benefit Plan nor, to the Seller’s Knowledge, any plan fiduciary has engaged in a prohibited transaction as defined in section 406 of ERISA (for which no individual or class exemption exists under section 408 of ERISA) or any prohibited transaction as defined in section 4975 of the Code (for which no individual or class exemption exists under section 4975 of the Code) involving such Employee Benefit Plan that resulted in any liability which has not been satisfied; (2) all filings and reports as to such Employee Benefit Plan required to have been made to the IRS, to the U.S. Department of Labor or, if applicable, to the Pension Benefit Guaranty Corporation have been made; (3) there is no litigation, disputed claim (other than routine claims for benefits), or governmental proceeding or investigation commenced, pending or, to the Seller’s knowledge, threatened with respect to any such Employee Benefit Plan or its related trust; (4) such Employee Benefit Plan has been established, maintained, funded, and administered in all material respects in accordance with its governing documents and any applicable provisions of ERISA, the Code, and the regulations promulgated thereunder; (5) neither the Seller nor any ERISA Affiliate has, during the preceding five (5) year period, incurred any withdrawal liability from a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA.

With respect to any Employee Benefit Plan that covers any past or present employees of the Seller and that is intended to be qualified under section 401(a) or section 501(c)(9) of the Code, except as set forth in the Disclosure Schedule, favorable determination or approval letters as to qualification of such Employee Benefit Plan under section 401(a) or section 501(c)(9) of the Code have been issued by the IRS and, to the Seller’s Knowledge, no event has occurred or condition exists that would adversely affect such qualification.

With respect to any Other Employee Plan or Arrangement, whether or not subject to ERISA: (1) there is no litigation, disputed claim (other than routine claims for benefits), or governmental proceeding or investigation commenced or pending with respect to such Other Employee Plan or Arrangement that, if determined adversely, would cause a material liability; (2) such Other Employee Plan or Arrangement has been administered in all material respects in accordance with its governing agreement or other documents; and (3) if funding is required, such Other Employee Plan or Arrangement has been funded in accordance with its governing documents and such Other Employee Plan or Arrangement may be terminated without causing a material liability.

There has not been any termination or partial termination of any Employee Pension Benefit Plan maintained by the Seller or any ERISA Affiliate, during the period of such common control, at a time when Title IV of ERISA applied to such Plan that resulted in a liability to the Seller that has not been satisfied.

6.23. Severance Obligations. Seller does not have any obligation to past employees for any severance payments or benefits, and Seller does not have any obligation for any severance payments or benefits to any person presently employed by Seller whose employment is terminated after the date hereof. The closing of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Seller or of any ERISA Affiliate to severance pay, or any other payment (other than costs associated with unemployment compensation in the event Buyer does not employ such individuals which shall remain the obligations of Seller or the Stockholders), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee.

6.24. Environmental. Seller has operated its business and maintained its assets (owned or leased) in compliance with all applicable environmental laws and regulations.

6.25. Business Relationships. To the knowledge of Seller, Seller’s relationships with its suppliers, vendors, representatives and customers is satisfactory, and to the knowledge of Seller, there is no occurrence which, with or without the giving of notice or the lapse of time or both, would constitute a default under any agreement or arrangement with any such party or would adversely affect Seller’s relationship with any such party so as to have a material adverse effect on the business, operations, or condition (financial or otherwise) of Seller.

6.26. Books and Records. Seller has made available to Buyer and its representatives all of Seller’s tax, accounting, corporate and financial books and records, whether in written, electronic or other form. All such books and records are complete and correct, have been maintained on a current basis, and fairly reflect the basis for Seller’s financial condition and results of operations as set forth in the Base Balance Sheet.

6.27. Knowledge of Adverse Conditions. To the knowledge of Seller, other than as set forth on Schedule 6.27, there are no present conditions or state of facts or circumstances which has affected or may lead to a future condition which, in the aggregate, will have a future material adverse effect upon the business or prospects of Seller taken as a whole, except for the general effects of present economic conditions and conditions affecting the Seller’s industry in general.

6.28. Accuracy of Representations. All representations and warranties with respect to Seller and the Stockholders are true and correct as of the date hereof and will be true and correct as of the Closing, and such representations and warranties do not contain any untrue statement of a material fact with respect to Seller and the Stockholders or omit to state any material fact with respect thereto necessary to make the statements contained herein not misleading.

7. Covenants of Buyer and Seller.

7.1. From the date hereof and through the Closing Date, Seller shall use Commercially Reasonable Efforts, and shall cooperate with Buyer, to promptly secure all necessary consents, approvals, authorizations, exemptions, and waivers from third parties as shall be required in order to enable Seller to promptly effect the transactions contemplated hereby and shall otherwise use Commercially Reasonable Efforts to cause the prompt consummation of such transactions in accordance with the terms and conditions hereof.

7.2. [INTENTIONALLY OMITTED]

7.3. Buyer covenants and agrees that following the Closing, Buyer will pay or otherwise satisfy all of the Assumed Obligations as and when due, except as amounts due or times of payment may be compromised as a result of direct negotiations between Buyer and third parties to whom the Assumed Obligations are owed.

8. Public Disclosure.

Each of the parties will maintain all negotiations and other information with respect to the transactions contemplated hereby in confidence and, except as required by law, will not disclose such information to any other party other than its professional advisors. Nothing herein shall restrict Buyer’s right to make a public announcement that the transactions contemplated herein have closed, or to include appropriate information in applicable regulatory filings.

9. Seller’s and the Stockholders’ Closing Deliveries.

At the Closing Seller or the Stockholders shall deliver the following to Buyer:

9.1. The Employment Agreement, duly executed by Stan Hilburn, to be effective as set forth therein.

9.2. Respective employment agreements or independent contractor agreements, as the case may be, between Buyer and each of the individuals listed on Schedule 9.2, on terms agreed to by Buyer and such individuals, duly executed by such individuals.

9.3. A certificate from the Secretary of State (or similar office) of Seller’s jurisdiction of incorporation and each jurisdiction in which Seller conducts business, dated at or about the Closing Date, to the effect that Seller is in good standing under the laws of said jurisdictions.

9.4. An incumbency certificate for Seller signed by all of the officers thereof dated at or about the Closing Date.

9.5. A copy of Seller’s Certificate of Incorporation (or similar instrument), as amended to date, and a copy of Seller’s By-laws, each certified by its Secretary dated at or about the Closing Date.

9.6. Resolutions of the board of directors of Seller authorizing the transactions contemplated under this Agreement, certified by its President dated at or about the Closing Date.

9.7. The duly executed Bill of Sale.

9.8. An estoppel certificate and consent to assignment from the lessor under the Facility Leases in form and substance reasonably satisfactory to Buyer.

9.9. The written consent of any lender of money to Seller with respect to which Seller’s obligation is one of the Assumed Obligations.

9.10. All other instruments, documents and certificates as are required to be delivered by or on behalf of Seller or the Stockholders pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

10. Buyer’s Closing Deliveries.

At the Closing Buyer shall deliver the following to Seller:

10.1. The Stockholder Notes.

10.2. The Employment Agreement, duly executed by Buyer, to be effective as set forth therein, and the respective employment agreements or independent contractor agreements, as the case may be, between Buyer and each of the individuals listed on Schedule 9.2, on terms agreed to by Buyer and such individuals, duly executed by Buyer.

10.3. A certificate from the Secretary of State (or similar office) of Buyer’s jurisdiction of incorporation, dated at or about the Closing Date, to the effect that Buyer is in good standing under the laws of said jurisdiction.

10.4. An incumbency certificate for Buyer signed by all of the officers thereof dated at or about the Closing Date.

10.5. A copy of Buyer’s Certificate of Incorporation (or similar instrument), as amended to date, and a copy of Buyer’s By-laws, each certified by its Secretary dated at or about the Closing Date.

10.6. Resolutions of the Board of Directors of Buyer authorizing the transactions contemplated under this Agreement, certified by its Secretary dated at or about the Closing Date.

10.7. All other instruments, documents and certificates as are required to be delivered by or on behalf of Buyer pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

10.8. The Instrument of Assumption.

10.9. The Bill of Sale.

11. Post Closing Operational Matters.

After the Closing, Seller and Stockholders shall cooperate fully with Buyer and Buyer’s representatives in the transition of Seller’s accounts, customers, and business to Buyer, and the integration thereof into Buyer’s current business operation

12. Restriction on Competition and Solicitation.

Seller and the Stockholders acknowledge that the services of Seller and the business of the customer accounts of Seller are an integral part of the benefits which Buyer is purchasing pursuant to the terms of this Agreement. Accordingly, Seller and the Stockholders agree as follows:

12.1. At any time during the two years following the Closing (the “Restricted Period”), except in the course of his employment pursuant to the terms of the Employment Agreement, neither Seller nor the Stockholders, all of whom have a material interest in the transactions contemplated by this Agreement, will, directly or indirectly, engage in, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, lend its/his name or any similar name to, lend its/his credit to, any business whose services or activities are comparable to or compete in whole or in part with the business activities of Buyer or its Affiliates anywhere within the United States; provided, however, that Seller or the Stockholders may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

12.2. At any time during the Restricted Period, except pursuant to the terms of the Employment Agreement, neither Seller nor the Stockholders will, directly or indirectly, solicit, on behalf of any party other than Buyer or its Affiliates, business of the same or similar type being carried on by Buyer (or any of its Affiliates), from any person or entity who is or was a customer of Seller or Buyer or any of their respective Affiliates.

12.3. At any time during the Restricted Period, neither Seller nor the Stockholders will, directly or indirectly, on behalf of any party other than Buyer or its Affiliates, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of Buyer (or any of its Affiliates or in any manner induce or attempt to induce any employee of Buyer (or its Affiliates) to terminate his employment with Buyer (or its Affiliates), as the case may be; or (ii) interfere with Buyer’s (or any of its Affiliates’) relationship with any person, including any person who is or was (within the Restricted Period or the three years immediately preceding the Restricted Period) an employee, contractor, vendor, or supplier of Seller or Buyer or their respective Affiliates.

12.4. In the event of breach by Seller or the Stockholders of the terms of this Section, Buyer shall be entitled to institute legal proceedings to obtain damages for such breach, or to enforce the specific performance of this Agreement and to enjoin Buyer and the

Stockholders from any further violation of this Section and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided at law. Seller and the Stockholders acknowledge, however, that the remedies at law for any breach by any of them of the provisions of this Section may be inadequate. In addition, in the event the undertakings set forth in this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable and enforced as so interpreted, all as determined by such court in such action.

13. Indemnification.

13.1. Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Seller and the Stockholders from and against any and all Losses (as hereinafter defined), to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by Buyer of any of the terms of this Agreement, (ii) any failure of any warranty or representation of Buyer made herein, or (iii) any failure by Buyer to perform or comply with any of its covenants or obligations under this Agreement.

13.2. Indemnification by Seller and the Stockholders. Seller and the Stockholders hereby agree to jointly and severally indemnify and hold harmless Buyer and its affiliates, shareholders, directors, officers, agents and employees, from and against any and all Losses, to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by Seller or any Stockholder of any of the terms of this Agreement, (ii) any failure of any warranty or representation of Seller or the Stockholders made herein, or (iii) any failure by Seller or any Stockholder to perform or comply with any of its covenants or obligations under this Agreement.

13.3. For purposes of this Agreement, “Losses” shall mean the aggregate of any and all payments for claims, liabilities, suits, actions, demands, charges, damages, losses, costs, or expenses (including reasonable attorneys’ fees, expert witness fees and court costs) of every kind and nature incurred by the indemnified party, net of all reserves with respect to such item, insurance proceeds and any indemnity, contribution or other similar payment from third parties.

13.4. If any claim is made, or any suit or proceeding is instituted, which, if valid or prosecuted successfully would entitle a party to indemnification under this Section (a “Claim”), the indemnified party shall promptly give notice thereof to the others in writing. At the election of the indemnifying party, the indemnifying party shall, at its own cost and expense, assume the defense of such Claim or participate either directly or through its counsel with the indemnified party in the resolution, by litigation or otherwise, of any Claim. If the indemnifying party assumes the defense of such Claim, then the indemnifying party shall have control over the defense of such Claim, including the choice of counsel, and the indemnified party may participate either directly or through its counsel in the defense at the sole cost and expense of the indemnified party. The indemnified party agrees to cooperate (and to cause parties within its control to cooperate) with the indemnifying party in determining the validity of any Claim or assertion of any Losses including giving (and causing parties within its control to give) the indemnifying party full access to information within its possession. The indemnified party agrees that it will not (and will cause parties within its control not to) settle any Claim without the prior written consent of the indemnifying party and to exercise its best efforts to avoid or minimize the Losses resulting from any Claim.

In the event of a breach of this Agreement by Seller or either Stockholder, Buyer’s obligations to pay to the Stockholders, or either of them, any amounts due under any contract or arrangement entered into in connection with this Agreement shall be terminated to the extent of the obligations of Seller or a Stockholder as the indemnifying party hereunder.

14. No Brokerage.

None of the parties hereto has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions contemplated hereby. Each party hereto agrees to indemnify and hold the other party hereto harmless against and in respect of any such obligation or liability based on agreements, arrangements, or understandings claimed to have been made by such party with any third party.

15. Nature of Representations and Warranties.

All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement (and no others), and the fact that any party may have made any investigation or received any other information, written or oral, provided by the other party or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement contained in this Agreement.

16. Notices and Payments.

All notices, writings and other communications required or permitted to be given pursuant to this Agreement shall be in writing, and if such notices are hand-delivered or faxed (with return fax acknowledgement received), to the address set forth below, they shall be deemed to have been received on the business day so delivered or transmitted; if such notices are transmitted by overnight courier, to the address set forth below, they shall be deemed to have been received on the business day following the date on which so transmitted, provided that any notice, writing or other communication received after 5:00 p.m., Eastern Time, shall be deemed to have been received on the next business day:

Buyer:

General Counsel

Avatech Solutions, Inc.

10715 Red Run Boulevard, Suite 101

Owings Mills, Maryland 21117

Seller:

Comtrex Corporation

Copley Parkway, Suite 104

Morrisville, North Carolina 27560

Stockholders:

Stanton L. Hilburn

7324 Sandy Creek Drive

Raleigh, NC 27615

Richard L. Aquino

2307 South Ocean Blvd.

PH-2

North Myrtle Beach, SC 29582-4285

All payments hereunder shall be delivered to the above addresses. Any party may change its address for notice or payment purposes by giving notice the other parties as hereinabove provided.

17. Expenses.

17.1. Each party hereto shall be responsible for and bear all of its own costs and expenses (including the expenses of its representatives) incurred at any time in connection with negotiation, due diligence and closing the transaction described herein.

17.2. Seller and the Stockholders shall pay all income taxes and other taxes based on their respective taxable income which may be required as a result of the transactions contemplated hereby.

18. Survival.

Except as otherwise provided herein, the representations, warranties, covenants and agreements herein contained shall survive the execution, and delivery of this Agreement and the closing of the transactions contemplated hereby, and shall continue for a period of two years following the Closing Date, except for breaches of the representations and warranties set forth in Sections 6.5, 6.7, 6.9, 6.17, 6.23, and 6.25, which shall survive until the expiration of all applicable statutes of limitation with respect thereto.

19. Exclusivity; Termination of Agreement.

19.1. Until the Closing, Seller and the Stockholders will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner, encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Seller’s stock or Seller’s assets or business in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise, and will immediately notify Buyer regarding any contact between Seller or the Stockholders or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

19.2. In the event the Closing does not take place on the Closing Date, the obligations of the parties hereto with respect to exclusivity set forth above in this Section and to proceed to Closing will terminate.

20. Effect of Waiver.

The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

21. Severability.

The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

22. Governing Law.

This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without regard to conflict of law principles.

23. Arbitration.

Except as otherwise specifically provided herein, any dispute to be submitted to binding arbitration pursuant to the terms of this Agreement shall be submitted to binding arbitration in Baltimore, Maryland, in accordance with the rules and procedures of the American Arbitration Association. The arbitrator’s decision will be final and may be enforced through any court having jurisdiction. Each party will bear its own costs and expenses associated with such arbitration proceedings, including costs of witnesses, travel, attorneys, and other representatives. The general costs and expenses of the arbitration proceedings, such as the fees of the mediator or arbitrator and the charges of the American Arbitration Association, will be divided equally among the parties to the dispute.

24. Enforcement.

24.1. Subject to Section 23, any suit, action or proceeding with respect to this Agreement, if brought by Seller, the Stockholders or any of their respective Affiliates,

shall be brought in the state and federal courts located in Maryland. Subject to Section 23, any suit, action or proceeding with respect to this Agreement, if brought by Buyer or any of its Affiliates, shall be brought in the state and federal courts located in Maryland. The parties hereto hereby accept the exclusive jurisdiction of those courts, as set forth above, for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought as set forth above, and hereby further irrevocably waive any claim that any suit, action or proceeding so brought, has been brought in an inconvenient forum.

24.2. The parties hereto acknowledge and agree that any party’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party’s request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

25. Binding Agreement; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

26. Entire Agreement; Modification.

This Agreement, which includes all schedules and exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, correspondence, understandings and agreements, if any, between the parties; no amendment or modification of this Agreement shall be binding on the parties unless made in writing and duly executed by all parties. There are no oral or implied agreements and no oral or implied warranties between the parties hereto other than those expressed herein.

27. Further Assurances.

Each of the parties hereto agrees to execute, acknowledge, seal and deliver, after the date hereof and after the Closing, such further assurances, instruments and documents and to take such further actions as the other may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

28. Counterparts.

This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AVATECH SOLUTIONS SUBSIDIARY, INC.:

By:	/s/ Donald R. Walsh
Name:	Donald R. “Scotty” Walsh
Title:	Chief Executive Officer

COMTREX CORPORATION:

By:	/s/ Stanton L. Hilburn
Name:	Stanton L. Hilburn
Title:	President

STOCKHOLDERS:

/s/ Stanton L. Hilburn
Stanton L. Hilburn

/s/ Richard L. Aquino
Richard L. Aquino

List of Schedules and Exhibits

Exhibit A	Trial balance of Seller as of March 31, 2005
Exhibit B	Bill of Sale
Exhibit C	Employment Agreement between Buyer and Stan Hilburn
Exhibit D	Instrument of Assumption of Assumed Obligations
Exhibit E	The Stockholder Notes

Schedule 1.1(a)	List of assets being acquired
Schedule 1.1(b)	List of confidential information Seller cannot disclose to Buyer
Schedule 2.2	List of assumed liabilities and obligations
Schedule 3	Allocation of purchase price among acquired assets
Schedule 5.3(a)	Exceptions to “no violations” representation of Buyer
Schedule 5.4	Exceptions to “no approvals required” representation of Buyer
Schedule 6.8	Exceptions to “no approvals required” representation of Seller
Schedule 6.9	Exceptions to “condition of property” representation of Seller
Schedule 6.10	List of all licenses, trademarks, etc.
Schedule 6.11	Trial balance of Seller as of March 31, 2005
Schedule 6.15	Material adverse changes involving Seller
Schedule 6.18	Exceptions to “no litigation” representation of Seller
Schedule 6.19	List of insurance policies of Seller
Schedule 6.21	Exceptions to “no oral or written employment agreements” representation of Seller
Schedule 6.22	Exceptions to ERISA representation of Seller
Schedule 6.27	Exceptions to “no adverse conditions” representation of Seller
Schedule 9.2	List of individuals to enter into employment or independent contractor agreements with Seller

EXHIBIT A

BALANCE SHEET

Date:	Friday, April 08, 2005		Comtrex Corp.				Page:	1 of 3
Time:	09:20 AM		Trial Balance - Combined Totals				Report:	01610A.rpt
User:	STEVEH						Company:	COMTREX

		Period: 05-05 As of: 4/8/2005		Ledger ID:		ACTUAL

			Beginning Balance	Period Activity		Ending Balance	Adjustment	Adjustment Balance
Account	Subaccount	Description		Debit	Credit
1010	00-00-00	Cash - BOA	-1,186.45	11,191.73	-0.00	10,005.28
1100	00-00-00	Account Receivable	498,748.50	-0.00	236,334.16	262,414.34
1150	00-00-00	Employee Advances	2,000.00	-0.00	2,000.00	0.00
1250	00-00-00	Prepaid Equip. Lease Deposit	1,874.00	-0.00	-0.00	1,874.00
1300	00-00-00	Inventory	32,600.70	-0.00	14,805.26	17,795.44
1400	00-00-00	Deposits on Office Rent	11,392.17	-0.00	-0.00	11,392.17
1510	00-00-00	Computer Equipment	107,343.56	-0.00	-0.00	107,343.56
1515	00-00-00	Accum Depr - Computer Equip	-95,710.01	-0.00	-0.00	-95,710.01
1550	00-00-00	Office Furniture & Equipment	62,153.17	-0.00	-0.00	62,153.17
1555	00-00-00	Accum Depr - Furn & Equip	-59,073.17	-0.00	-0.00	-59,073.17
1560	00-00-00	Leasehold Improvements	10,718.13	-0.00	-0.00	10,718.13
1565	00-00-00	Accum Depr - LH Improvements	-1,466.41	-0.00	-0.00	-1,466.41
1570	00-00-00	Software	19,497.83	-0.00	-0.00	19,497.83
1575	00-00-00	Accum Depr - Software	-19,497.83	-0.00	-0.00	-19,497.83
1580	00-00-00	Intangibles	35,586.65	-0.00	-0.00	35,586.65

		Total Assets	604,980.84	11,191.73	253,139.42	363,033.15

2100	00-00-00	Accounts Payable	607,219.14	43,740.11	-0.00	563,479.03
2135	00-00-00	AP Accrual	0.00	-0.00	-0.00	0.00
2150	00-00-00	Commissions Payable	5,000.00	5,000.00	-0.00	0.00
2210	00-00-00	Federal & Fica Payable	0.00	-0.00	-0.00	0.00
2220	00-00-00	NC Withholding Payable	0.00	-0.00	-0.00	0.00
2260	00-00-00	NC Unemployment Payable	0.00	-0.00	-0.00	0.00
2270	00-00-00	Federal Umemployment Payable	0.00	-0.00	-0.00	0.00
2310	00-00-00	NC Sales Tax Payable	17,303.01	19,658.98	-0.00	-2,355.97
2400	00-00-00	Credit Line Payable NCNB	99,159.52	-0.00	-0.00	99,159.52
2450	00-00-00	Loan Payable - Officer RLA	69,000.00	-0.00	-0.00	69,000.00
2455	00-00-00	Loan Payable - Officer SLH	195,080.00	-0.00	-0.00	195,080.00
3100	00-00-00	Common Stock	200.00	-0.00	-0.00	200.00
3500	00-00-00	Retained Earnings	-1,967,150.76	-0.00	-0.00	-1,967,150.76

Date:	Friday, April 08, 2005		Comtrex Corp.				Page:	1 of 3
Time:	09:20 AM		Trial Balance - Combined Totals				Report:	01610A.rpt
User:	STEVEH						Company:	COMTREX

		Period: 05-05 As of: 4/8/2005		Ledger ID:		ACTUAL

				Period Activity
Account	Subaccount	Description	Beginning Balance	Debit	Credit	Ending Balance	Adjustment	Adjustment Balance
3500	PS-00-00	Retained Earnings	0.00	-0.00	-0.00	0.00
3500	PS-AD-00	Retained Earnings	661,542.53	-0.00	-0.00	661,542.53
3500	PS-PT-00	Retained Earnings	269,042.14	-0.00	-0.00	269,042.14
3500	SS-00-00	Retained Earnings	0.00	-0.00	-0.00	0.00
3500	SS-AD-00	Retained Earnings	364,376.97	-0.00	-0.00	364,376.97
3500	SS-PT-00	Retained Earnings	17,254.69	-0.00	-0.00	17,254.69
3500	TS-00-00	Retained Earnings	0.00	-0.00	-0.00	0.00
3500	TS-AD-00	Retained Earnings	121,435.55	-0.00	-0.00	121,435.55
3500	TS-PT-00	Retained Earnings	109,558.70	-0.00	-0.00	109,558.70
3999	00-00-00	YTD Net Income	-402,778.92	186,234.83	-0.00	-589,013.75
3999	PS-AD-00	YTD Net Income	268,401.67	1,634.55	-0.00	266,767.12
3999	PS-PT-00	YTD Net Income	0.00	-0.00	4,045.80	4,045.80
3999	SS-AD-00	YTD Net Income	119,520.95	-0.00	36,164.00	155,684.95
3999	SS-PT-00	YTD Net Income	7,309.29	30,317.46	-0.00	-23,008.17
3999	TS-AD-00	YTD Net Income	35,808.16	-0.00	4,428.44	40,236.60
3999	TS-PT-00	YTD Net Income	7,698.20	-0.00	-0.00	7,698.20

		Total Liabilities	604,980.84	286,585.93	44,638.24	363,033.15
4120	SS-AD-00	Consulting Sales	48,730.95	-0.00	13,549.00	62,279.95
4120	SS-PT-00	Consulting Sales	92,391.37	-0.00	-0.00	92,391.37
4150	SS-AD-00	Nortel Conversion Project	70,790.00	-0.00	22,805.00	93,595.00
4200	TS-AD-00	Training Sales	41,545.00	-0.00	6,275.95	47,820.95
4200	TS-PT-00	Training Sales	8,303.21	-0.00	-0.00	8,303.21
4550	00-00-00	Freight Billed	1,088.80	-0.00	40.00	1,128.80
4700	PS-AD-00	Software Sales	678,381.05	-0.00	81,690.25	760,071.30
4720	PS-AD-00	Co-op Revenue	12,505.23	-0.00	5,196.30	17,701.53
4760	PS-AD-00	Commission Revenue	86,168.20	-0.00	9,199.52	95,367.72
4760	TS-AD-00	Commission Revenue	0.00	-0.00	-0.00	0.00
4970	00-00-00	Other Income	0.00	-0.00	-0.00	0.00
4995	00-00-00	Discounts Taken	0.00	-0.00	-0.00	0.00
5100	SS-AD-00	Consulting Costs	0.00	190.00	-0.00	190.00
5100	SS-PT-00	Consulting Costs	85,082.08	30,317.46	-0.00	115,399.54
5100	TS-AD-00	Consulting Costs	1,030.00	-0.00	-0.00	1,030.00
5100	TS-PT-00	Consulting Costs	0.00	-0.00	-0.00	0.00
5400	PS-AD-00	Inventory Adjustments	0.00	-0.00	-0.00	0.00

Date:	Friday, April 08, 2005		Comtrex Corp.				Page:	1 of 3
Time:	09:20 AM		Trial Balance - Combined Totals				Report:	01610A.rpt
User:	STEVEH						Company:	COMTREX

		Period: 05-05 As of: 4/8/2005		Ledger ID:		ACTUAL

				Period Activity
Account	Subaccount	Description	Beginning Balance	Debit	Credit	Ending Balance	Adjustment	Adjustment Balance
5550	00-00-00	Freight Costs	1,990.15	502.35	-0.00	2,492.50
5700	PS-AD-00	Software Costs	503,285.90	97,489.28	-0.00	600,775.18
5700	PS-PT-00	Software Costs	0.00	1,884.10	-0.00	1,884.10
5730	TS-AD-00	Training Costs	960.00	700.00	-0.00	1,660.00
5730	TS-PT-00	Training Costs	605.01	-0.00	-0.00	605.01
6010	PS-AD-00	Advertising & Marketing	5,366.91	231.34	-0.00	5,598.25
6040	00-00-00	Automobile Expense	0.00	-0.00	254.98	-254.98
6080	00-00-00	Bank Charges	3,183.42	2,077.42	-0.00	5,260.84
6220	00-00-00	Dues & Subscriptions	417.55	89.65	-0.00	507.20
6350	00-00-00	Insurance	4,510.31	724.00	-0.00	5,234.31
6370	00-00-00	Interest	20,061.32	7,137.42	-0.00	27,198.74
6430	00-00-00	Leasing	8,780.20	2,443.90	-0.00	11,224.10
6440	00-00-00	Legal & Accounting	667.15	699.55	-0.00	1,366.70
6470	00-00-00	Meals & Entertainment	1,657.31	937.28	-0.00	2,594.59
6490	00-00-00	Mileage & Parking Reimbursed	7,696.50	5,763.90	-0.00	13,460.40
6550	PS-AD-00	Training Materials Cost	0.00	-0.00	-0.00	0.00
6550	PS-PT-00	Training Materials Cost	0.00	-0.00	5,929.90	-5,929.90
6550	TS-AD-00	Training Materials Cost	3,746.84	1,147.51	-0.00	4,894.35
6600	00-00-00	Office Supplies	3,939.56	2,243.14	-0.00	6,182.70
6640	00-00-00	Payroll Taxes	22,887.49	8,470.23	-0.00	31,357.72
6650	00-00-00	Employee Benefits	20,052.38	6,158.95	-0.00	26,211.33
6680	00-00-00	License & Taxes	561.34	-0.00	-0.00	561.34
6700	00-00-00	Rent	46,661.44	67,217.44	-0.00	113,878.88
6750	00-00-00	Salaries - Fixed	248,191.31	72,783.88	-0.00	320,975.19
6850	00-00-00	Telephone Expense - Fixed	10,595.81	6,828.63	-0.00	17,424.44
6880	00-00-00	Travel Expenses (non-Billable)	2,014.48	2,507.53	-0.00	4,522.01
9999	00-00-00	Suspense Account	0.00	-0.00	55.46	-55.46

		Total Net Income	35,959.35	318,544.96	144,996.36	-137,589.25

EXHIBIT B

BILL OF SALE

This BILL OF SALE, dated as of April     , 2005, (“Bill of Sale”) by COMTREX CORPORATION, a North Carolina corporation (the “Seller”), in favor of AVATECH SOLUTIONS SUBSIDIARY, INC., a Delaware corporation (the “Buyer”).

WHEREAS, Seller, Buyer, and certain stockholders of Seller have entered into an Asset Purchase Agreement of even date herewtih (the “Asset Purchase Agreement”), pursuant to which Buyer will acquire certain of Seller’s assets and assume certain of Seller’s liabilities. Capitalized terms used but not otherwise defined in this Bill of Sale have the meaning ascribed to them in the Asset Purchase Agreement.

WHEREAS, pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, Seller has agreed to sell, transfer, and convey all of Seller’s right, title and interest in the Seller Assets (as that term is defined in the Asset Purchase Agreement).

WHEREAS, Seller and Buyer now desire to carry out the intent and purpose of the Asset Purchase Agreement by, among other things, the Seller’s execution and delivery of this instrument evidencing the transfer, sale, assignment, and delivery to Buyer of the Seller Assets.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Effective from and after the date hereof Seller hereby transfers, sells, assigns, conveys, and delivers to Buyer and its successors and assigns, free and clear of all liens, all of the Seller Assets, whether or not specifically referred to in the Asset Purchase Agreement and whether or not reflected on the books and records of Seller.

2. This Bill of Sale is subject to all of the terms, conditions, and limitations set forth in the Asset Purchase Agreement.

3. Notwithstanding any other provisions of this Bill of Sale to the contrary, nothing contained in this Bill of Sale shall in any way supersede, modify, replace, amend, change, rescind, expand, exceed, or enlarge or in any way affect the provisions, including the representations, warranties, covenants, agreements, indemnities, conditions, or in general, any rights and remedies, and any of the obligations set forth in the Asset Purchase Agreement. This Bill of Sale is being delivered pursuant to Sections 9.7 of the Asset Purchase Agreement to effect the transfer of the Purchased Assets.

4. This Bill of Sale and all claims with respect thereto shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflict of law principles thereof.

5. Each of Seller and Buyer hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Bill of Sale shall only be instituted in the federal or state courts located in the State of Maryland, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof, and hereby expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the Buyer and the Seller hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action, or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to for such party in Section 16 of the Asset Purchase Agreement.

6. EACH OF THE BUYER AND THE SELLER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE BUYER AND THE SELLER HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7. This Bill of Sale may not be amended, waived, or otherwise modified except by a written instrument signed by Seller and Buyer.

8. The terms and provisions of this Bill of Sale are intended solely for the benefit of parties hereto and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Bill of Sale shall not confer, third-party beneficiary rights upon any other person.

9. If any provision of this Bill of Sale shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Bill of Sale shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

10. This Bill of Sale may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized officer of Seller on the date first above written.

Seller: Comtrex Corporation

By:
Name:
Title:

Acknowledged:

Buyer: Avatech Solutions Subsidiary, Inc.

By:
Name:
Title:

EXHIBIT C

HILBURN EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of the              day of April, 2005 (the “Effective Date”), by and between AVATECH SOLUTIONS SUBSIDIARY, INC., a Delaware corporation (the “Company”), and STANTON LEE HILBURN (“Employee”).

1. Employment and Term.

1.1. Position and Duties. The Company hereby employs Employee and Employee hereby accepts employment with the Company on the terms and conditions set forth in this agreement. Employee shall perform such services and duties as may be assigned by the CEO or the President of the Company.

1.2. Devotion of Services. Employee shall provide services to the Company on a substantially part-time basis, which shall not exceed an average (determined on a monthly basis) of 30 hours per week. Employee shall take no action in his capacity as an employee of the Company that could reasonably be expected to create a conflict with his duties to the Company, including but not limited to his duties of loyalty, honesty, and fair dealing. Employee shall perform and discharge well and faithfully those duties assigned by the Company. Employee shall devote sufficient time, ability, and attention exclusively to the business of the Company during the term of this Agreement to perform and discharge well and faithfully those duties assigned by the Company.

1.3. Term. The term of this Agreement shall begin on the Effective Date and continue for three (3) years, subject to the provisions of Section 6.1 of this agreement.

2. Compensation.

2.1. Base Salary. For as long as Employee remains employed by the Company, the Company shall pay Employee a base salary at the rate of Twelve Thousand Dollars ($12,000.00) per year (“Base Salary”), which shall be payable in accordance with the Company’s normal payroll payment practices.

2.2. Incentive Compensation. Employee shall be entitled to incentive compensation in such amounts, if any, as the Company determines in its sole and absolute discretion, but that the Company shall be under absolutely no obligation to pay Employee any incentive compensation whatsoever.

2.3. Reimbursement of Expenses. The Company will reimburse Employee for reasonable expenses incurred by Employee in connection with the performance of services under this Agreement, following submission of appropriate receipts, and in accordance with the Company’s policies as established from time to time.

2.4. Vacation and Other Benefits.

(a) Employee shall be entitled to accrue paid vacation time in accordance with such policies as may be adopted by the Company from time to time.

(b) Employee shall be eligible to participate in the Company’s group medical/prescription, dental, and vision insurance plans, optional life, disability, and cancer insurance plans, and section 401(k) plan, in each case in accordance with the terms of and subject to enrollment in each such plan.

(c) Employee acknowledges that the Company is under no obligation to establish or maintain any of the foregoing benefit plans and that, once established, the terms of any such plan may change and the benefits provided thereunder may be discontinued at any time, with or without advance notice, as the Company from time to time determines.

3. Restrictions on the use of Trade Secrets and Confidential Information.

3.1. Confidential Information. For purposes of this Agreement “Confidential Information” means technical and nontechnical trade secrets and other information that the Company considers confidential or proprietary, all of which is the property of the Company, including but not limited to methods, procedures, devices and other means used by the Company in the conduct of its business, marketing plans and strategies, pricing plans and strategies, data processing programs, software programs, database applications, formulae, drawings, secret processes, machines and adaptations thereto, inventions, research projects, and all other matters of a technical nature; names and addresses of the Company’s customers and clients and their representatives responsible for entering into contracts for the Company’s products, all of which is not available from directories or other public sources; customers or client leads or referrals; specific customer or client needs and requirements and the manner in which they have been met by the Company; information with respect to pricing, costs, profits, sales, markets, plans for future business and other development; and information with respect to the Company’s employees, their names and addresses, compensation, experience, qualifications, abilities, job performance and similar information. None of the Confidential Information is publicly available and all of the Confidential Information has been developed, acquired, or compiled by the Company at its great effort and expense.

3.2. Nondisclosure of Confidential Information. Employee acknowledges and agrees that he will come into contact with, have access to, and learn Confidential Information in the course of his employment hereunder. Employee acknowledges and agrees that any disclosure or use of any of Confidential Information by Employee other than to advance the Company’s business will be highly detrimental to the business of the Company and that serious loss of business and pecuniary damage may result therefrom. Accordingly, Employee specifically covenants and agrees to hold all such Confidential Information (including any documents containing or reflecting the same) in the strictest confidence and not, both during employment with the Company or at any time thereafter, without the Company’s prior written consent, disclose to any person whatsoever, or use for any purpose other than the exclusive benefit of the Company, any Confidential Information, whether contained in Employee’s memory or embodied in writing or other physical form.

3.3. Conflict of Interest. Employee may not use his position, influence, knowledge of confidential information or the Company’s assets for personal gain. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and written approval from the CEO of the Company is strictly prohibited and constitutes grounds for dismissal.

4. Nonsolicitation of Customers. Employee acknowledges and agrees that, during the course and solely as a result of Employee’s employment with the Company, Employee will become aware of some, most, or all of the Company’s customers and clients, their names and addresses, their representatives responsible for engaging the Company’s products, their specific needs and requirements, and leads and referrals to prospective customers and clients. Employee further acknowledges and agrees that the loss of such customers and clients would cause the Company great and irreparable harm. Consequently, Employee covenants and agrees that in the event of the termination of Employee’s employment with the Company Employee will not, for the longer of (a) two years from the Effective Date or (b) one year following the date of such termination, directly or indirectly solicit or seek to do business with any customer or client or prospective customer or client of the Company with whom Employee came into contact at any time while employed by the Company.

5. Nonsolicitation of Employees. Employee acknowledges and agrees that, during the course of employment with the Company, Employee may hereafter come into contact with some, most or all of the Company’s employees and will become knowledgeable about their knowledge, skills, abilities, salaries, commissions, benefits, and other matters with respect to such employees not generally known to the public. Employee further acknowledges and agrees that any solicitation, luring away or hiring of such employees of the Company will be highly detrimental to the business of the Company and will cause the Company serious loss of business and great and irreparable harm. Consequently, Employee covenants and agrees that during the course of employment with the Company and for (a) two years from the Effective Date or (b) one year after the date of such termination of such employment (whether such termination is voluntary or involuntary), Employee shall not directly or indirectly, on behalf of Employee or another, solicit, lure or hire any employees of the Company of whom Employee became aware while employed by the Company or assist or aid in any such activity.

6. Termination and Severance.

6.1. The Company may, at it’s election and on written notice to Employee, terminate Employee’s employment for any reason or no reason, with or without Cause.

6.2. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments or benefits other than as expressly provided in this Agreement or the Company’s established employee plans and written policies at the time of termination. In no event shall Employee be entitled to any further payments or benefits (except as may be required by law or the provisions of any employee benefit plan or program in which Employee is a participant) if Employee’s employment is terminated by the Company for Cause.

6.3. Termination by the Company without Cause. If Employee’s employment is terminated by the Company other than for Cause (as hereinafter defined) at any time before the third annual anniversary of the Effective Date (the “Severance Period”), then (subject to Employee’s execution and delivery of the Release described in Section 6.4 and the other provisions of this Section 6) and from and after the date of such termination, Employee shall be entitled to monthly payments of $1,445.48 for the remainder of the Severance Period.

6.4. Release of Claims. The Company’s obligation to make any payment or provide any benefits to Employee upon or in connection with the termination of his employment to this Agreement or otherwise shall be conditioned upon and subject to the execution and delivery of a Release by Employee at the time of termination of employment substantially the form attached to this Agreement as Exhibit A. No such payment otherwise due to Employee shall be payable until the tenth (10th) day following Employee’s execution and delivery to the Company of the Release.

6.5. Definitions. As used in this Agreement, “Cause” means:

(a) Employee’s material failure to perform his duties, including failure to follow the lawful directions or meet performance standards established by the Company’s CEO, President or Board of Directors, except where such failure is caused by or attributable to a disability;

(b) The issuance of an indictment or filing of a criminal information charging Employee with the commission of a crime constituting a felony or involving moral turpitude or Employee’s conviction of any such crime;

(c) Employee’s embezzlement or criminal diversion of funds or intentional falsification of any employment or other Company records;

(d) Employee’s failure to perform or to comply with any material term or condition of this Agreement, if Employee fails to cure such failure or fails to commence and diligently seek to cure such failure within thirty (30) days after written notice of such failure;

(e) Employee’s conduct which is materially harmful to the Company or the successor;

(f) Employee’s material failure to perform in accordance with performance standards from time to time established by the Board of Directors; or

(g) The failure of any representation or warranty made by Employee, Richard Aquino, or Comtrex Corporation, contained in that certain Asset Purchase Agreement by and among the Company, Employee, Richard Aquino, or Comtrex Corporation of even date herewith to be true, accurate, and complete in all material respects.

6.6. Limitation on Payments. In the event that the benefits provided for in this Section 6 to Employee (i) constitute “parachute payments” within the meaning of section 280G of the Internal Revenue Code (as amended from time to time, the “Code”) and (ii) would, but for this section, be subject to the excise tax imposed by section 4999 of the Code, then Employee’s benefits under section 6.3 shall be payable either:

(a) in full, or

(b) as to such lesser amount as would result in no portion of such severance benefits being subject to excise tax under section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the excise tax imposed by section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits under Section 6.3 notwithstanding that all or some portion of such severance benefits may be taxable under section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 6.6 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6.6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.6.

6.7. No Duty to Mitigate. Employee small not be required to mitigate the amount of any benefit contemplated by this Section 6 (whether by seeking new employment or in any other manner), nor shall any such benefit be reduced by any earnings or benefits that Employee may receive from any other source.

7. Dispute Resolution and Remedies.

7.1. Equitable Remedies. Employee acknowledges and agrees that the covenants set forth in sections 3, 4, and 5 hereof are reasonable and necessary for protection of the Company’s business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of such covenants, and that, in the event of Employee’s actual or threatened breach of said covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that in the event of an actual or threatened breach of any of such covenants, the Company shall be entitled to immediate injunctive and other equitable relief, without bond and without necessity of showing actual money damages. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that the Company is able to prove. Each of the covenants in sections 3, 4, and 5 shall be construed as independent of any other covenants or provisions of this Agreement. In the event of any other judicial or arbitral determination that any of the covenants set forth in sections 3, 4, and 5 herein or any other provisions of the Agreement are not fully enforceable, it is the intention and desire of the parties that a court or arbitrator treat such covenants as having been modified to the extent deemed necessary by the court or arbitrator to render them reasonable and enforceable and that the court or arbitrator enforce them to such extent.

7.2. Arbitration. Employee hereby acknowledges and agrees that, in consideration of Employee’s employment and continued employment with the Company, Employee knowingly and voluntarily enters into the following terms to arbitrate any employment-related disputes other than an alleged violation by Employee of sections 3, 4, or 5 hereof and voluntarily waives the judicial remedies afforded by federal and related state statutes, as follows:

(a) Employee agrees to arbitrate any dispute, claim, or controversy (“Claim”) against the Company, its parents, subsidiaries, affiliate, and current and former officers, directors, or employees, arising out of Employee’s employment or the cessation of employment which could have been brought before any government administrative agency or court including, but not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, sections 1981 through 1988 of Title 42 of the United States Code, as well as any other federal, state, or local law, ordinance, or regulation, or based on any public policy, contract, tort, or common law or any claim for costs, fees, or other expenses including attorney’s fees, but excluding any Claim under sections 3, 4, or 5 of this Agreement, or any Claims for worker’s compensation or unemployment compensation. All Claims and defenses that could be raised before a government administrative agency or court must be raised in arbitration and the arbitrator shall apply the law accordingly. The Company also has the right to initiate arbitration regarding any matter covered by this Agreement. Employee understands that by signing this Agreement, Employee is waiving his right to obtain any legal or equitable relief (e.g., monetary, injunctive, or reinstatement) from any government agency or court and is also waiving his right to commence any court action. Employee understands that any claim for arbitration will be timely only if brought within the time in which an administrative charge or complaint would have to have been filed if the Claim is one that could be filed with an administrative agency. If the arbitration claim raises an issue that could not have been filed with an administrative agency, then the claim must be filed within the time set by the appropriate statute of limitations.

(b) The arbitration shall be conducted in Maryland by a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). Employee understands that he will be required to pay the first $150 of the costs of commencing an arbitration with the AAA and the remainder of any costs will be paid by the Company, subject to a subsequent award by the arbitrator. The parties agree that the decision or award of the arbitrator shall be in writing and shall be final and binding upon the parties. The arbitrator shall have the power to award any types of legal or equitable relief available in a court of competent jurisdiction, including, but not limited to, the costs of arbitration and attorney’s fees, to the extent such damages are available under law. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Employee agrees that any relief or recovery to which Employee is entitled from any claims arising out of employment, cessation of employment, or any claim of unlawful discrimination shall be limited to that awarded by the arbitrator.

(c) Employee understands that a copy of the AAA National Rules for the Resolution of Employment Disputes is available for review from the Company’s Human Resources Department. Employee further understands that Employee may contact the AAA to request a copy of these rules at 1633 Broadway, New York, New York 10019, telephone no. (212) 484-3266, fax no. (212) 307-4387.

(d) If for any reason this arbitration section is declared unenforceable, Employee agrees to waive any right that Employee may have to a jury trial with respect to any dispute or claim against the Company relating to any of the terms and conditions of this Agreement or of Employee’s employment, or the termination of such employment, with the Company, including but not limited to any of the claims enumerated in the first paragraph of this arbitration section.

(e) Employee understands that he would not be or remain employed by the Company unless Employee agrees to this arbitration section. Employee has been advised of his right to consult with counsel regarding this Agreement. Employee’s agreement to accept arbitration can be revoked at any time within seven (7) days after signing this Agreement, but such revocation must be submitted in writing and will result in Employee’s immediate termination or denial of consideration for employment. Employee has had at least twenty-one (21) days to consider this Agreement and has decided to sign it knowingly, voluntarily, and free from duress or coercion.

7.3. Survival. Employee and the Company hereby agree that this section 7 shall survive termination of Employee’s employment and shall survive the termination of this Agreement.

8. Miscellaneous.

8.1. Amendment and Waiver. This Agreement may not be modified, amended, altered or supplemented except by written agreement between Employee and the Company. The failure of either the Company or Employee, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege, nor of the same right, power, or privilege in any other instance. Any waiver by the Company or by the Employee must be in writing and signed by either Employee, if Employee is seeking to waive any of his rights under this Agreement, or by an officer of the Company (other than Employee) or some other person duly authorized by the Company.

8.2. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, to Employee and the Company at their addresses set forth below (or at such other address as either has theretofore given written notice as provided in this section). Notices sent by registered or certified mail shall be deemed given three (3) business days after deposit in the U.S. mail.

8.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.4. Assignment and Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties names herein and their respective successors and assigns; provided however, that the Company may in its discretion assign its rights and benefits herein to a subsidiary or affiliate but Employee may not assign any of his rights or obligations hereunder.

8.5. Entire Transaction. This Agreement contains the entire understanding between Employee and the Company with respect to the transactions contemplated hereby and supercedes all other agreements and understanding between the parties. Except as expressly set forth in this Agreement, neither Employee nor the Company has relied upon any oral representation or oral information given to it by any representative of the other party.

8.6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any provision that would result in the application of the laws of any other state or jurisdiction.

8.7. Expense. In the event an action at law or in equity or any arbitration proceeding is required to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs in addition to any other relief to which that party may be entitled.

8.8. Interpretation. No provision of this document is to be interpreted for or against either party because that party or party’s legal representative drafted such provision.

8.9. Company Policies, Plans and Programs. Whenever any rights under this Agreement depend on the terms of a policy, plan, or program established or maintained by the Company, any determination of such rights will be made on the basis of the policy, plan, or program in effect at the time as of which such determination is made. No reference in this Agreement to any policy, plan, or program established or maintained by the Company shall preclude the Company from prospectively or retroactively changing or amending or terminating that policy, plan, or program or adopting a new policy, plan, or program in lieu of the then-existing policy, plan, or program.

8.10. Severability. If any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by an arbitrator or a court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first above written.

AVATECH SOLUTIONS SUBSIDIARY, INC.

By:
Name:	Donald R. “Scotty” Walsh
Title:	Chief Executive Officer

EMPLOYEE:

Stanton Lee Hilburn
Address:	7324 Sandy Creek Drive
Raleigh, NC 27615

EXHIBIT A

RELEASE

THIS RELEASE (this “Release”) is made and entered into by and between STANTON LEE HILBURN (“Employee”) and AVATECH SOLUTIONS SUBSIDIARY, INC. a Delaware corporation (the “Company”), effective as of                     , 20     (the “Effective Date”).

In consideration of the Company’s agreement to make certain payments and provide certain benefits to Employee pursuant to the Employment Agreement between Employee and the Company dated April     , 2005 (as amended, the “Employment Agreement”), Employee, on behalf of himself and his agents, executors, heirs, representatives, and successors, waives and releases any claims at law or in equity, charges, or causes of action, and any and all other rights of any kind that Employee may have had at any time before the date of full execution of this Release, against the Company or any of its directors, shareholders, officers, agents, employees, parents, subsidiaries, affiliates, predecessors or successors, growing out of or in any way related to his employment, or the termination of that employment, with the Company. This waiver and release includes but is not limited to:

(i)	any claims for wrongful termination, defamation, intentional infliction of emotional distress, intentional interference with a contractual relationship, or any other common law claims;

(ii)	any claims for the breach of any written, implied, or oral contracts, including but not limited to any contract of employment;

(iii)	any claims of discrimination, harassment, or retaliation based on age, marital status, national origin, ancestry, race, religion, sex, sexual orientation, physical or mental disability, or medical condition;

(iv)	except for payments and benefits provided pursuant to the severance provisions of the Employment Agreement, any claims for payments of any nature, including but not limited to wages, attorneys’ fees, costs, overtime pay, vacation pay, severance pay, commissions, bonuses, or the monetary equivalent of benefits;

(v)	except for any vested benefits to which Employee is otherwise entitled under the Company’s employee benefit plans and programs, any claims or rights under any benefit plan or program of the Company; and

(vi)	any and all claims that may arise under common law and all federal, state, and local statutes, ordinances, rules, regulations, and orders, including but not limited to any claim or cause of action at law or in equity based on the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Civil Rights Acts of 1866, 1871 and 1991; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; or the Family and Medical Leave Act, as each of them has been or may be amended, with the exclusion of any claim by Employee with respect to monies retained in him 401(k) account pursuant to the Company’s 401(k) benefits program, Employee’s Consolidated Omnibus Budget Reconciliation Act (“COBRA”) benefits, and any other benefits to which Employee is entitled, as a matter of law, after the termination of him employment.

Employee acknowledges that:

(i)	He has been advised that he has the right to consult with an attorney before executing this Release;

(ii)	Employee’s performance of each and every provision of this Release and of sections 3, 4, and 5 of the Employment Agreement is a condition precedent to the Company’s obligation to make any payment or confer any benefit under the Employment Agreement;

(iii)	Employee has twenty one (21) calendar days within which to consider whether to sign this Release before its execution and acknowledges that such time period has been offered by the Company; and

(iv)	Employee has seven (7) calendar days following execution of this Release to revoke it, by delivering a written notice of revocation to the Company, and neither this Release nor the Company’s obligations to make payments under the Employment Agreement shall become effective or enforceable until the revocation period has expired. This Release will become final and binding on the parties on the eighth (8th) calendar day after it is signed, unless a notice of revocation has theretofore been delivered to the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AVATECH SOLUTIONS SUBSIDIARY, INC.

By:	(SEAL)
Name:
Title:

EMPLOYEE:

Stanton Lee Hilburn

EXHIBIT D

INSTRUMENT OF ASSUMPTION

This INSTRUMENT OF ASSUMPTION dated as of April      2005 (this “Agreement”), by and among COMTREX CORPORATION, a North Carolina corporation (the “Seller”), and AVATECH SOLUTIONS SUBSIDIARY, INC., a Delaware corporation (the “Buyer”).

WHEREAS, Seller, Buyer, and Richard Aquino and Stan Hilburn (collectively, the “Stocholders”) have entered into an Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), pursuant to which Buyer will acquire certain of Seller’s assets and assume certain of Seller’s liabilities. Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to them in the Asset Purchase Agreement.

WHEREAS, Seller and Buyer now desire to carry out the intent and purpose of the Asset Purchase Agreement by, among other things, the parties’ execution and delivery of this instrument evidencing the transfer, sale, and assignment by Seller of the Assumed Obligations (as defined in Section 2.2 of the Asset Purchase Agreement), and the acceptance and assumption by Buyer of such obligations.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Effective from and after the date hereof, Buyer hereby assumes and agrees to pay, perform, and discharge in full, as and when due, the obligations of Seller under the Assumed Obligations, to the extent existing on the effectiveness of this Agreement, and no other liabilities or obligations of Seller.

2. Seller and the Stockholders represent and warrant that no event of default exists under any of the Assumed Obligations; that they are not aware of any violation (by Seller, the Stockholders, or any other party) of any term, provision, condition, or covenant of the Assumed Obligations; that no event has occurred or condition exists that, with notice or passage of time, would constitute an event of default or result in a violation of any term, provision, condition or covenant of the Assumed Obligations; and that all payments of money due as of the date hereof under the Assumed Obligations have been made. Seller and the Stockholders agree, jointly and severally, to indemnify and hold harmless Buyer and its affiliates, shareholders, directors, officers, agents, and employees from and against any: (a) default by Seller or the Stockholders in connection with the Assumed Obligations, to the extent such default arises out of an event occurring or condition existing on or prior to the date hereof; (b) debt, liability, obligation, or contract of the Seller or the Stockholders not expressly assumed by Buyer hereunder; and (c) failure of Seller’s or the Stockholder’s representations contained in this Section 2 to be true, accurate, and complete in all material respects.

3. Each of the parties hereto agree that it shall do, execute, acknowledge, and deliver all acts, agreements, instruments, notices, and assurances as may be reasonably requested by the other party to further effect and evidence the transactions contemplated hereby.

4. This Agreement is subject to all of the terms, conditions and limitations set forth in the Asset Purchase Agreement.

5. Except as expressly set forth in Section 2 of this Agreement, nothing contained in this Agreement shall in any way supersede, modify, replace, amend, change, rescind, expand, exceed, or enlarge or in any way affect the provisions, including the representations, warranties, covenants, agreements, conditions, indemnities, or in general, any rights and remedies, and any of the obligations set forth in the Asset Purchase Agreement. This Agreement is being delivered to effect the assignment and assumption of the Assumed Obligations pursuant to Section 4.2 of the Asset Purchase Agreement.

6. Any notice, request or other document to be given hereunder to either party hereto shall be given in accordance with Section 16 of the Asset Purchase Agreement.

7. This Agreement and all claims with respect thereto shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflict of law principles thereof. Each of Buyer and Seller hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be instituted in the federal or state courts located in Maryland and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of Buyer and Seller hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 16 of the Asset Purchase Agreement.

8. This Agreement may not be amended, waived or otherwise modified except by a written instrument signed by the parties hereto.

9. The terms and provisions of this Agreement are intended solely for the benefit of parties hereto and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person.

10. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

11. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Assumption to be duly executed as of the day and year first above written.

AVATECH SOLUTIONS SUBSIDIARY, INC.:

By:		(SEAL)
Name:	Donald R. “Scotty” Walsh
Title:	Chief Executive Officer

COMTREX CORPORATION:

By:		(SEAL)
Name:	Stanton L. Hilburn
Title:	President

STOCKHOLDERS:

(SEAL)
Richard Aquino

(SEAL)
Stanton Hilburn

EXHIBIT E

FORM OF STOCKHOLDER NOTES

$	April , 2005

FOR VALUE RECEIVED, AVATECH SOLUTIONS SUBSIDIARY, INC. (the “Debtor”), promises to pay to the order of                                                   (the “Creditor”), the principal sum of                                                                                                Dollars and         /100 ($                    ) (the “Principal Sum”) or so much of the Principal Sum as is outstanding from time to time, together with interest thereon at the rate or rates hereinafter provided, in accordance with the following:

1. Interest; Payment and Maturity. Until the occurrence of an Event of Default (as hereinafter defined), the Principal Sum shall bear interest at two point three nine percent (2.39%) per annum, compounded semi annually, and the unpaid Principal Sum, together with any interest due thereon shall be payable in full on or before the [second/third] anniversary of the date of this Note (the “Repayment Date”), as follows: monthly payments of                              ($                    ).

2. Default Interest. Upon the occurrence of an Event of Default (as hereinafter defined), the unpaid Principal Sum shall bear interest thereafter at a rate of fifteen percent (15%) per annum until such Event of Default is cured.

3. Late Charges. If Debtor shall fail to make any payment under the terms of this Note within fifteen (15) days after the date such payment is due, Debtor shall pay to Creditor a late charge equal to five percent (5%) of such payment.

4. Application and Place of Payments. All payments, made on account of this Note shall be applied first to the payment of any late charges, costs or expenses then due hereunder, second to the payment of accrued and unpaid interest then due hereunder, and the remainder, if any, shall be applied to the unpaid Principal Sum. All payments on account of this Note shall be paid in lawful money of the United States of America in immediately available funds during normal business hours at the last known address of Creditor, or at such times and places as Creditor may at any time and from time to time designate in writing to Debtor; provided however, that any Losses (as that term is defined in Section 13.3 of the Asset Purchase Agreement by and among Debtor, Creditor, [Stockholder], and Comtrex Corporation of even date herewtih (the “Asset Purchase Agreement”)) against which Creditor is or becomes obligated to indemnify Debtor (whether such obligation arises out of the Asset Purchase Agreement or some other document, instrument, or agreement executed in connection therewith), shall be deemed to be payments made by Debtor on account of this Note.

5. Prepayment. Debtor may prepay the Unpaid Principal Sum in whole or in part, at any time or from time to time.

6. Events of Default. On the occurrence of: (a) the failure of Debtor to pay to Creditor when due any and all amounts payable by Debtor to Creditor under the terms of this Note; (b) Debtor’s becoming insolvent or declaring or being declared bankrupt by a court of competent jurisdiction; or (c) the appointment of a custodian, receiver, or trustee for all or any part of Debtor’s property or an assignment for the benefit of Debtor’s creditors. Creditor shall give notice to Debtor that such an event has occurred. Debtor’s failure to cure the condition within thirty (30) says of such notice, shall constitute an event of default (individually, an “Event of Default” and collectively, the “Events of Default”) under the terms of this Note.

7. Remedies. Upon the occurrence of an Event of Default, at the option of Creditor, all amounts payable by Debtor to Creditor under the terms of this Note shall immediately become due and payable by Debtor to Creditor without notice to Debtor or any other person, and Creditor shall have all of the rights, powers, and remedies available under the terms of this Note and all applicable laws. Debtor and all endorsers, guarantors, and other parties who may now or in the future be primarily or secondarily liable for the payment of the indebtedness evidenced by this Note hereby severally waive presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note and expressly agree that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of Debtor and any guarantors or endorsers.

8. Expenses. Debtor promises to pay to Creditor on demand by Creditor all costs and expenses incurred by Creditor in connection with the preparation, collection and enforcement of this Note, including, without limitation, all reasonable attorneys’ fees and expenses and all court costs.

9. Notices. Any notice, request, or demand to or upon Debtor or Creditor shall be deemed to have been received when delivered by hand, when delivered to an overnight courier, or when sent by United States registered or certified mail, with postage fully paid, in the case of (a) Creditor,                                                                                                                           , and (b) Debtor, Attn: General Counsel, Avatech Solutions Subsidiary, Inc., 10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland 21117.

10. Miscellaneous. Each right, power, and remedy of Creditor as provided for in this Note or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or now or hereafter existing under any applicable law, and the exercise or beginning of the exercise by Creditor of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Creditor of any or all such other rights, powers, or remedies. No failure or delay by Creditor to insist upon the strict performance of any term, condition, covenant, or agreement of this Note or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude Creditor from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Note, Creditor shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.

11. Partial Invalidity. In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.

12. Captions. The captions herein set forth are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Note.

13. Governing Law. The provisions of this Note shall be construed, interpreted, and enforced in accordance with the laws of the State of Delaware, as the same may be in effect from time to time.

14. Consent to Jurisdiction and Service of Process. Debtor irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Maryland over any suit, action, or proceeding arising out of or relating to this Note. Debtor irrevocably waives, to the fullest extent permitted by law, any objection that Debtor may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon Debtor and may be enforced in any court in which Debtor is subject to jurisdiction by a suit upon such judgment provided that service of process is effected upon Debtor as provided in this Note or as otherwise permitted by applicable law. Debtor hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by (a) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Debtor and (b) serving a copy thereof any agent hereafter designated in writing to Creditor by Debtor as Debtor’s agent for service of process. Debtor irrevocably agrees that such service shall be deemed to be service of process upon Debtor in any such suit, action, or proceeding. Nothing in this Section shall affect the right of Creditor to serve process in any manner otherwise permitted by law and nothing in this Section will limit the right of Creditor otherwise to bring proceedings against Debtor in the courts of any jurisdiction or jurisdictions.

[Signature Page Follows]

IN WITNESS WHEREOF, Debtor has caused this Note to be executed as of the date first written above.

WITNESS:	DEBTOR:

AVATECH SOLUTIONS SUBSIDIARY, INC.

	Name:	Donald R. “Scotty” Walsh
	Title:	Chief Executive Officer

Acknowledged and agreed:

CREDITOR:

COMTREX CORPORATION

Name:	Stanton L. Hilburn
Title:	President

Schedule 1.1(a)

Schedule 1.1a	Listing of Assets being Assumed
100% A/R	$262,414.34
Less: Allowance for Doubtful accts (100% over 90 days past due - per Letter of Intent)	$(40,612.69)
Computer Lease Deposits	$1,874.00
Office Lease Deposit	$11,392.17
Inventory	$17,795.44
Computer & Office Equipment, net of capital lease liability	$—
Furniture & Fixtures - Charlotte (per appraisal)	$17,930.00
Furniture & Fixtures - Raleigh (per appraisal)	$8,418.00
Furniture & Fixtures - Greensboro	$1,000.00
Cash	$10,005.28
A/R from Avatech (gross profit on Comtrex sales placed through Avatech)	$60,525.83
Total:	$350,742.37

EXCLUDED FROM SELLERS ASSETS

The Solomon Financial System Server, Software, and Data. Appropriate persons within the Buyer will be given access to this system

The Compaq Notebook computer used by Richard Aquino

Schedule 1.1(b)

List of Confidential Information Seller Cannot Disclose To Buyer

1.	The contract that the Seller has with Nortel Networks may contain restrictions as to how data and information may be disseminated. Seller will cooperate with Buyer to have this contract changed to the benefit of the Buyer.

Schedule 2.2

Schedule 2.2	Listing of Liabilities being Assumed
Line of credit - NCNB	$100,118.76
Liabilities - A/P Trade	$532,229.03
Per attached schedule less note payable to landlord of $30,600.00 and $650.00 of accrued line of credit interest expense.

Deferred Liabilities	$5,444.66
Note payable to landlord	$30,600.00
Note payable to Richard Aquino (including interest)*	$—
Note payable to Stan Hilburn (including interest)*	$—
Accrual for payroll and commissions payable on Comtrex sales placed through Avatech	$15,000.00
Total:	$683,392.45

*	Comtrex Corp notes payable to Richard Aquino and Stan Hilburn will not be assumed by Avatech, but new notes payable to Richard Aquino and Stan Hilburn will be issued.

Schedule 3

Schedule 3

Allocation of purchase price among acquired assets

Accounts receivable	Dr	262,414
Less: Allowance for Doubtful accts (100% over 90 days past due - per Letter of Intent)	Cr		(40,612)
Computer Lease Deposits	Dr	1,874
Office Lease Deposit	Dr	11,392
Inventory	Dr	17,795
Computer & Office Equipment, net of capital lease liability	Dr	—
Furniture & Fixtures	Dr	27,347
Prepaid rent	Dr	10,005
Other current liabilities	Cr		(100,116)
Liabilities - A/P Trade	Cr		(294,232)
Deferred Revenue	Cr		(5,445)
Accrued compensation	Cr		(15,000)
Notes payable	Cr		(177,343)
Goodwill and other intangible assets	Dr	301,921

		$632,748	$(632,748)

Schedule 5.3(a)

None

Schedule 5.4 – Approvals required by Buyer

None

Schedule 6.8

Exceptions to “No Approvals Required” Representation of Seller

The Approval of the following companies may be required to Close this Transaction:

1.	Autodesk

2.	Springs Leasing Company

3.	Marlin Leasing Company

4.	Bank of America

5.	The Highwoods Company (three Facilities Leases) and Note

6.	Nortel Networks

Schedule 6.9

Exceptions to “Condition of Property” Representation of Seller

1.	None

Schedule 6.10

List of All Licenses, Trademarks, etc.

Schedule 6.11

Date:	Friday, April 08, 2005		Comtrex Corp.				Page:	1 of 3
Time:	09:20 AM		Trial Balance - Combined Totals				Report:	01610A.rpt
User:	STEVEH						Company:	COMTREX

		Period: 05-05 As of: 4/8/2005		Ledger ID:		ACTUAL

				Period Activity
Account	Subaccount	Description	Beginning Balance	Debit	Credit	Ending Balance	Adjustment	Adjustment Balance
1010	00-00-00	Cash - BOA	-1,186.45	11,191.73	-0.00	10,005.28
1100	00-00-00	Account Receivable	498,748.50	-0.00	236,334.16	262,414.34
1150	00-00-00	Employee Advances	2,000.00	-0.00	2,000.00	0.00
1250	00-00-00	Prepaid Equip. Lease Deposit	1,874.00	-0.00	-0.00	1,874.00
1300	00-00-00	Inventory	32,600.70	-0.00	14,805.26	17,795.44
1400	00-00-00	Deposits on Office Rent	11,392.17	-0.00	-0.00	11,392.17
1510	00-00-00	Computer Equipment	107,343.56	-0.00	-0.00	107,343.56
1515	00-00-00	Accum Depr - Computer Equip	-95,710.01	-0.00	-0.00	-95,710.01
1550	00-00-00	Office Furniture & Equipment	62,153.17	-0.00	-0.00	62,153.17
1555	00-00-00	Accum Depr - Furn & Equip	-59,073.17	-0.00	-0.00	-59,073.17
1560	00-00-00	Leasehold Improvements	10,718.13	-0.00	-0.00	10,718.13
1565	00-00-00	Accum Depr - LH Improvements	-1,466.41	-0.00	-0.00	-1,466.41
1570	00-00-00	Software	19,497.83	-0.00	-0.00	19,497.83
1575	00-00-00	Accum Depr - Software	-19,497.83	-0.00	-0.00	-19,497.83
1580	00-00-00	Intangibles	35,586.65	-0.00	-0.00	35,586.65

		Total Assets	604,980.84	11,191.73	253,139.42	363,033.15

2100	00-00-00	Accounts Payable	607,219.14	43,740.11	-0.00	563,479.03
2135	00-00-00	AP Accrual	0.00	-0.00	-0.00	0.00
2150	00-00-00	Commissions Payable	5,000.00	5,000.00	-0.00	0.00
2210	00-00-00	Federal & Fica Payable	0.00	-0.00	-0.00	0.00
2220	00-00-00	NC Withholding Payable	0.00	-0.00	-0.00	0.00
2260	00-00-00	NC Unemployment Payable	0.00	-0.00	-0.00	0.00
2270	00-00-00	Federal Umemployment Payable	0.00	-0.00	-0.00	0.00
2310	00-00-00	NC Sales Tax Payable	17,303.01	19,658.98	-0.00	-2,355.97
2400	00-00-00	Credit Line Payable NCNB	99,159.52	-0.00	-0.00	99,159.52
2450	00-00-00	Loan Payable—Officer RLA	69,000.00	-0.00	-0.00	69,000.00
2455	00-00-00	Loan Payable—Officer SLH	195,080.00	-0.00	-0.00	195,080.00
3100	00-00-00	Common Stock	200.00	-0.00	-0.00	200.00
3500	00-00-00	Retained Earnings	-1,967,150.76	-0.00	-0.00	-1,967,150.76
3500	PS-00-00	Retained Earnings	0.00	-0.00	-0.00	0.00
3500	PS-AD-00	Retained Earnings	661,542.53	-0.00	-0.00	661,542.53
3500	PS-PT-00	Retained Earnings	269,042.14	-0.00	-0.00	269,042.14

Date:	Friday, April 08, 2005		Comtrex Corp.				Page:	1 of 3
Time:	09:20 AM		Trial Balance - Combined Totals				Report:	01610A.rpt
User:	STEVEH						Company:	COMTREX

		Period: 05-05 As of: 4/8/2005		Ledger ID:		ACTUAL

			Beginning Balance	Period Activity		Ending Balance	Adjustment	Adjustment Balance
Account	Subaccount	Description		Debit	Credit
3500	SS-00-00	Retained Earnings	0.00	-0.00	-0.00	0.00
3500	SS-AD-00	Retained Earnings	364,376.97	-0.00	-0.00	364,376.97
3500	SS-PT-00	Retained Earnings	17,254.69	-0.00	-0.00	17,254.69
3500	TS-00-00	Retained Earnings	0.00	-0.00	-0.00	0.00
3500	TS-AD-00	Retained Earnings	121,435.55	-0.00	-0.00	121,435.55
3500	TS-PT-00	Retained Earnings	109,558.70	-0.00	-0.00	109,558.70
3999	00-00-00	YTD Net Income	-402,778.92	186,234.83	-0.00	-589,013.75
3999	PS-AD-00	YTD Net Income	268,401.67	1,634.55	-0.00	266,767.12
3999	PS-PT-00	YTD Net Income	0.00	-0.00	4,045.80	4,045.80
3999	SS-AD-00	YTD Net Income	119,520.95	-0.00	36,164.00	155,684.95
3999	SS-PT-00	YTD Net Income	7,309.29	30,317.46	-0.00	-23,008.17
3999	TS-AD-00	YTD Net Income	35,808.16	-0.00	4,428.44	40,236.60
3999	TS-PT-00	YTD Net Income	7,698.20	-0.00	-0.00	7,698.20

		Total Liabilities	604,980.84	286,585.93	44,638.24	363,033.15

4120	SS-AD-00	Consulting Sales	48,730.95	-0.00	13,549.00	62,279.95
4120	SS-PT-00	Consulting Sales	92,391.37	-0.00	-0.00	92,391.37
4150	SS-AD-00	Nortel Conversion Project	70,790.00	-0.00	22,805.00	93,595.00
4200	TS-AD-00	Training Sales	41,545.00	-0.00	6,275.95	47,820.95
4200	TS-PT-00	Training Sales	8,303.21	-0.00	-0.00	8,303.21
4550	00-00-00	Freight Billed	1,088.80	-0.00	40.00	1,128.80
4700	PS-AD-00	Software Sales	678,381.05	-0.00	81,690.25	760,071.30
4720	PS-AD-00	Co-op Revenue	12,505.23	-0.00	5,196.30	17,701.53
4760	PS-AD-00	Commission Revenue	86,168.20	-0.00	9,199.52	95,367.72
4760	TS-AD-00	Commission Revenue	0.00	-0.00	-0.00	0.00
4970	00-00-00	Other Income	0.00	-0.00	-0.00	0.00
4995	00-00-00	Discounts Taken	0.00	-0.00	-0.00	0.00
5100	SS-AD-00	Consulting Costs	0.00	190.00	-0.00	190.00
5100	SS-PT-00	Consulting Costs	85,082.08	30,317.46	-0.00	115,399.54
5100	TS-AD-00	Consulting Costs	1,030.00	-0.00	-0.00	1,030.00
5100	TS-PT-00	Consulting Costs	0.00	-0.00	-0.00	0.00
5400	PS-AD-00	Inventory Adjustments	0.00	-0.00	-0.00	0.00
5550	00-00-00	Freight Costs	1,990.15	502.35	-0.00	2,492.50
5700	PS-AD-00	Software Costs	503,285.90	97,489.28	-0.00	600,775.18
5700	PS-PT-00	Software Costs	0.00	1,884.10	-0.00	1,884.10

Date:	Friday, April 08, 2005		Comtrex Corp.				Page:	1 of 3
Time:	09:20 AM		Trial Balance - Combined Totals				Report:	01610A.rpt
User:	STEVEH						Company:	COMTREX

		Period: 05-05 As of: 4/8/2005		Ledger ID:		ACTUAL

				Period Activity
Account	Subaccount	Description	Beginning Balance	Debit	Credit	Ending Balance	Adjustment	Adjustment Balance
5730	TS-AD-00	Training Costs	960.00	700.00	-0.00	1,660.00
5730	TS-PT-00	Training Costs	605.01	-0.00	-0.00	605.01
6010	PS-AD-00	Advertising & Marketing	5,366.91	231.34	-0.00	5,598.25
6040	00-00-00	Automobile Expense	0.00	-0.00	254.98	-254.98
6080	00-00-00	Bank Charges	3,183.42	2,077.42	-0.00	5,260.84
6220	00-00-00	Dues & Subscriptions	417.55	89.65	-0.00	507.20
6350	00-00-00	Insurance	4,510.31	724.00	-0.00	5,234.31
6370	00-00-00	Interest	20,061.32	7,137.42	-0.00	27,198.74
6430	00-00-00	Leasing	8,780.20	2,443.90	-0.00	11,224.10
6440	00-00-00	Legal & Accounting	667.15	699.55	-0.00	1,366.70
6470	00-00-00	Meals & Entertainment	1,657.31	937.28	-0.00	2,594.59
6490	00-00-00	Mileage & Parking Reimbursed	7,696.50	5,763.90	-0.00	13,460.40
6550	PS-AD-00	Training Materials Cost	0.00	-0.00	-0.00	0.00
6550	PS-PT-00	Training Materials Cost	0.00	-0.00	5,929.90	-5,929.90
6550	TS-AD-00	Training Materials Cost	3,746.84	1,147.51	-0.00	4,894.35
6600	00-00-00	Office Supplies	3,939.56	2,243.14	-0.00	6,182.70
6640	00-00-00	Payroll Taxes	22,887.49	8,470.23	-0.00	31,357.72
6650	00-00-00	Employee Benefits	20,052.38	6,158.95	-0.00	26,211.33
6680	00-00-00	License & Taxes	561.34	-0.00	-0.00	561.34
6700	00-00-00	Rent	46,661.44	67,217.44	-0.00	113,878.88
6750	00-00-00	Salaries - Fixed	248,191.31	72,783.88	-0.00	320,975.19
6850	00-00-00	Telephone Expense - Fixed	10,595.81	6,828.63	-0.00	17,424.44
6880	00-00-00	Travel Expenses (non-Billable)	2,014.48	2,507.53	-0.00	4,522.01
9999	00-00-00	Suspense Account	0.00	-0.00	55.46	-55.46

		Total Net Income	35,959.35	318,544.96	144,996.36	-137,589.25

Schedule 6.15

Material Adverse Changes Involving Seller

1.	The relationship between the Seller and Autodesk deteriorated during March, 2005 and the Buyer is aware of this issue.

Schedule 6.18

Exceptions to “No Litigation” Representation of Seller

1.	None

Schedule 6.19

List of Insurance Policies of Seller

1.	Policies attached

2.	No claims for the above Policies have been filed within the last two years.

3.	There have been no claims for Workers Compensation filed within the last two years.

Schedule 6.21

Exceptions to “No Oral or Written Employment Agreements” Representation

1.	None

Schedule 6.22

Exceptions to ERISA Representation of Seller

1.	None

Schedule 6.27

Exceptions to “No Adverse Conditions” Representation of Seller

2.	The relationship between the Seller and Autodesk deteriorated during March, 2005 and the Buyer is aware of this issue.

Schedule 9.2

Stan Hilburn

Steve Hilburn

Paula Cates

Beth Maira

Jason McIver

Billy Michael Taylor

Greg Thompson

William Douglas Criswell

Eric Robb

James Johnson

Robert Stocklosa

Rebecca Savage

Shawn McHenry

Josh Johnson